EX99.23(a)(3)


ARTICLES SUPPLEMENTARY
TO ARTICLES OF INCORPORATION
OF
BABSON ENTERPRISE FUND, INC.

The BABSON ENTERPRISE FUND, INC., a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation", hereby certifies to the State Department of Assessments and Taxation of Maryland, in accordance with the requirements of Section 2-208 and 2-208.1 of the Maryland General Corporation Law that:

FIRST:	The Corporation is registered as an open-end management
investment company under the Investment Company Act
1940.

SECOND:	The total number of shares which the Corporation currently
has authority to issue is Ten Million (10,000,000) shares of stock, with a par value of one dollar ($1.00) per share, known as Common Stock and such Common Stock having an aggregate par value of Ten Million Dollars
($10,000,000), is classified and allocated into one class as follows:

                                Number of Shares of Common Stock
        Name of Class           Initially Classified and Allocated
        Enterprise Portfolio            10,000,000

THIRD:	The Board of Directors of the Corporation, at a meeting duly convened and held on April 18, 1991, adopted resolutions increasing the authorized capital of the Corporation by Ten Million (10,000,000) shares of Common Stock with a par value of one dollar ($1.00) per share, to Twenty Million (20,000,000) shares and allocating and classifying the additional shares as follows:
                                Number of Shares of Common Stock
        Name of Class           Initially Classified and Allocated
        Enterprise Portfolio            10,000,000

FOURTH:	The shares of the Enterprise Portfolio series so classified
and allocated shall have all the rights and privileges as set forth in the Corporation's Articles of Incorporation, including such priority in the assets and liabilities of such series as may be provided in such Articles.

FIFTH:	The shares of the Enterprise Portfolio series have been
classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.

1


SIXTH:	After giving effect to the increase and to the allocation,
the aggregate par value of all Common Stock of the Corporation is Twenty Million Dollars ($20,000,000) and the total amount of Common Stock, with a par value of one dollar ($1.00) per share, allocated to each class is as follows:
                                                Total Number of
        Name of Class                           Shares Allocated
        Enterprise Portfolio                    20,000,000

SEVENTH:	The total number of shares of capital stock that the
Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

IN WITNESS WHEREOF, BABSON ENTERPRISE FUND, INC. has Caused these presents to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on April 22, 1991.

	BABSON ENTERPRISE FUND, INC.
	/s/Larry D. Armel
	Larry D. Armel, President

Attest:
/s/Rosemary James
Rosemary James, Assistant Secretary


THE UNDERSIGNED, President of BABSON ENTERPRISE FUND, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary to the Articles of Incorporation, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to the Articles of Incorporation to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



	/s/Larry D. Armel
	Larry D. Armel, President

2